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Filed Pursuant to Rule 433
Registration No. 333-154961
January 6, 2009

U.S.$750,000,000
TransCanada PipeLines Limited

7.125% Senior Notes due 2019

Issuer:	TransCanada PipeLines Limited
Security:	7.125% Senior Notes due 2019
Size:	U.S.$750,000,000
Maturity Date:	January 15, 2019
Coupon:	7.125%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2009
Price to Public:	99.977%
Benchmark Treasury:	3.750% due November 15, 2018
Benchmark Treasury Yield:	2.528%
Spread to Benchmark Treasury:	+460 bp
Yield:	7.128%
Make-Whole Call:	At any time at the greater of par or a discount rate of Treasury plus 50 basis points
Trade Date:	January 6, 2009
Settlement Date:	January 9, 2009
CUSIP:	8935268Y2
ISIN:	US8935268Y20
Anticipated Ratings:	A3 by Moody's Investors Service, Inc. A- by Standard & Poor's Ratings Services A by DBRS Limited
Joint Bookrunners:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc.
Co-Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. Mitsubishi UFJ Securities International plc Mizuho Securities USA Inc. SG Americas Securities, LLC

Outstanding Debt:	As at September 30, 2008, the long-term debt (excluding guarantees and intercompany obligations between us and our subsidiaries) of our wholly owned subsidiaries totaled approximately $3.6 billion. At September 30, 2008, as determined under Canadian GAAP, our total consolidated long-term debt, junior subordinated notes and long-term debt due within one year was, in aggregate principal amount, approximately $15.9 billion (excluding our proportionate share of long-term debt of joint ventures).

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (877) 858-5407 or HSBC Securities (USA) Inc. toll free at (866) 811-8049.

Filed Pursuant to Rule 433
Registration No. 333-154961
January 6, 2009

U.S.$1,250,000,000
TransCanada PipeLines Limited

7.625% Senior Notes due 2039

Issuer:	TransCanada PipeLines Limited
Security:	7.625% Senior Notes due 2039
Size:	U.S.$1,250,000,000
Maturity Date:	January 15, 2039
Coupon:	7.625%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2009
Price to Public:	99.148%
Benchmark Treasury:	4.375% due February 15, 2038
Benchmark Treasury Yield:	3.098%
Spread to Benchmark Treasury:	+460 bp
Yield:	7.698%
Make-Whole Call:	At any time at the greater of par or a discount rate of Treasury plus 50 basis points
Trade Date:	January 6, 2009
Expected Settlement Date:	January 9, 2009
CUSIP:	8935268Z9
ISIN:	US8935268Z94
Anticipated Ratings:	A3 by Moody's Investors Service, Inc. A- by Standard & Poor's Ratings Services A by DBRS Limited
Joint Bookrunners:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc.
Co-Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. Mitsubishi UFJ Securities International plc Mizuho Securities USA Inc. SG Americas Securities, LLC

Outstanding Debt:	As at September 30, 2008, the long-term debt (excluding guarantees and intercompany obligations between us and our subsidiaries) of our wholly owned subsidiaries totaled approximately $3.6 billion. At September 30, 2008, as determined under Canadian GAAP, our total consolidated long-term debt, junior subordinated notes and long-term debt due within one year was, in aggregate principal amount, approximately $15.9 billion (excluding our proportionate share of long-term debt of joint ventures).

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (877) 858-5407 or HSBC Securities (USA) Inc. toll free at (866) 811-8049.

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U.S.$750,000,000 TransCanada PipeLines Limited 7.125% Senior Notes due 2019
U.S.$1,250,000,000 TransCanada PipeLines Limited 7.625% Senior Notes due 2039